FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-261279-01

BANK 2022-BNK39 **PRICED** PUBLICS

NEW ISSUE CMBS: approx. $1.006bn BANK 2022-BNK39

CO-LEAD MANAGERS & BOOKRUNNERS: BofA Securities, Morgan Stanley and Wells Fargo Securities
CO-MANAGERS: Academy Securities, Inc. and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

CL	Fitch/Moody’s/DBRSM	SIZE($MM)	WAL	CE%	WINDOW	DY%	LTV%	SPRD	CPN%	YLD%	$PX
A-1	AAAsf/AAA(sf)/AAA(sf)	$12.669	2.85	30.000%	1-58	19.1%	36.6%	P+55	1.74400	1.726	99.9990
A-2	AAAsf/AAA(sf)/AAA(sf)	$2.824	4.85	30.000%	58-58	19.1%	36.6%	P+90	2.96200	2.294	102.9981
A-SB	AAAsf/AAA(sf)/AAA(sf)	$24.138	7.41	30.000%	58-116	19.1%	36.6%	P+86	2.82000	2.373	102.9946
A-3	AAAsf/AAA(sf)/AAA(sf)	$200.638	9.76	30.000%	116-118	19.1%	36.6%	P+98	2.67500	2.561	100.9947
A-4	AAAsf/AAA(sf)/AAA(sf)	$558.347	9.89	30.000%	118-119	19.1%	36.6%	P+100	2.92800	2.586	102.9957
A-S	AAAsf/Aa1(sf)/AAA(sf)	$114.088	9.93	20.000%	119-119	16.7%	41.8%	P+125	3.18100	2.837	102.9995
B	AA-sf/Aa3(sf)/AA(high)(sf)	$45.635	9.93	16.000%	119-119	15.9%	43.9%	P+135	3.23894	2.937	102.9985
C	A-sf/A3(sf)/A(high)(sf)	$48.488	9.93	11.750%	119-119	15.2%	46.1%	P+155	3.26994	3.137	101.5478

POOL BALANCE:	$1,200,927,306
NUMBER OF LOANS/PROPERTIES:	66/96
WA MORTGAGE INT. RATE:	3.2916%
WA CUT-OFF LTV:	52.2%
WA UW NCF DSCR:	3.73x
WA UW NOI DEBT YLD:	13.4%
WA ORIG TERM TO MATURITY:	120
TEN LARGEST LOANS:	54.5%
LOAN SELLERS:	MSMCH(39.1%),WFB(28.2%),BANA(16.6%), WFB/MSMCH(9.2%), NCB(6.9%)
TOP 5 STATES:	NY(26.5%),FL(13.9%),NJ(6.5%),CA(6.1%),IL(5.9%)
TOP 5 PROPERTY TYPES:	MF(26.8%),RT(26.2%),OF(21.4%),MU(9.6%),SS(8.1%)

RISK RETENTION Eligible vertical interest ("V")

MASTER SERVICER:	Wells Fargo Bank and National Cooperative Bank
SPECIAL SERVICER:	LNR Partners, LLC, National Cooperative Bank, N.A., and Situs Holdings, LLC
TRUSTEE:	Wilmington Trust
CERT ADMIN:	ComputerShare
TRUST ADVISOR:	Park Bridge
INITIAL CONTROLLING CLASS REP:	Eightfold Real Estate Capital Fund V, L.P.

Documents and Expected Timing:
Attached:	TERM SHEET, ANNEX A-1, PRELIM PROSPECTUS

INVESTOR CALL:	January 18 2pm ET (live/not-recorded)
US Toll free:	855.312.6136 / Passcode: 772 301 54#

PRICING:	PRICED
SETTLEMENT:	On or about Feb 10

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS
ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS COMMUNICATION IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THIS OFFERING AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.